UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2016

LUBY'S, INC.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-8308 (Commission File Number)	74-1335253 (I.R.S. Employer Identification No.)

13111 Northwest Freeway, Suite 600 Houston, Texas (Address of principal executive offices)	77040 (Zip Code)

Registrant’s telephone number, including area code: (713) 329-6800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Compensatory Arrangements of Certain Officers.

Amended Compensatory Arrangements of Certain Executive Officers

On November 30, 2016, the Board of Directors of Luby’s, Inc. (the “Company”) approved an annual base salary of $500,000 for Christopher Pappas, the Company’s Chief Executive Officer, and $400,000 for Peter Tropoli, the Company’s Chief Operating Officer, which represents an increase in annual base salary from their previous annual base salaries of $462,000, and $362,608, respectively. The foregoing annual base salaries are effective as of November 15, 2016.

Grants of Incentive Stock Options and Restricted Stock Units for Executive Officers

On November 30, 2016, pursuant to the Luby’s Incentive Stock Plan, the Board of Directors approved grants of options to purchase the Company’s common stock for the following executive officers: Peter Tropoli, the Company’s Chief Operating Officer (63,523 options) and K. Scott Gray, the Company’s Senior Vice President and Chief Financial Officer (49,406 options). The exercise price of the stock options is the closing market price on the date of the grant, $4.26, and the options vest over three years: 50% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 25% on the third anniversary of the grant date. Vested options must be exercised within 10 years of grant.

The Board also approved grants of the Company’s common stock in the form of restricted stock units to Mr. Tropoli and Mr. Gray. Mr. Tropoli received 26,408 shares of restricted stock units and Mr. Gray received 20,540 shares of restricted stock units. The restricted stock units fully vest and become unrestricted on November 30, 2019. The restricted stock is valued at the closing price of the Company’s Common Stock of $4.26 per share on November 30, 2016.

Item 9.01.	Financial Statements and Exhibits.

Exhibit 10.1	Form of Incentive Stock Option Award Agreement

Exhibit 10.2	Form of Restricted Stock Unit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2016		LUBY'S, INC.

	By:	/s/ Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Form of Incentive Stock Option Award Agreement

Exhibit 10.2	Form of Restricted Stock Unit Agreement